Exhibit 99.1

Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix International Raises Full Year EPS Guidance and Makes $5 Million Debt Prepayment
After Strong 1st Quarter Results

•	First quarter 2010 sales totaled $138.8 million, up 8% from first quarter 2009; up 6% on a constant currency basis
•	First quarter 2010 reported net income was $0.99 per diluted share; excluding certain items, adjusted net income was $0.47 per diluted share, up 34% from the prior year
•	Total spine sales grew 8% vs. prior year; stimulation rose 13%, and spinal implants and biologics increased 3%
•	Orthopedic Division sales grew 22% as reported, 16% constant currency
•	First quarter consolidated gross margin increased 180 basis points to 76.4%
•	Adjusted operating margin, excluding gain from sale of vascular business assets, was 14%, which was 210 basis points higher than Q109; adjusted operating income rose 26%
•	Company made an additional $5 million debt repayment ahead of its scheduled maturity subsequent to the end of the first quarter
•	Company raised its full year 2010 EPS guidance by $0.14, to a new range of $2.38 to $2.42

Boston, MA, Apr 28, 2010– Orthofix International N.V. (NASDAQ:OFIX) (the Company) today announced its results for the first quarter ended March 31, 2010.  Total revenue was $138.8 million, which was an increase of 8% over the first quarter of 2009.  Excluding the favorable $2.6 million impact of foreign currency on first quarter sales, revenue increased 6% on a constant currency basis.

Reported first quarter net income totaled $17.6 million, or $0.99 per diluted share.  This compared with reported net income of $2.9 million, or $0.17 per share, in the first quarter of the prior year.  Excluding certain items summarized in the table below, adjusted net income in the first quarter of 2010 was $8.4 million, or $0.47 per share.  This was an increase of 34% per share compared with adjusted net income of $0.35 per share in the first quarter of the prior year.

Exhibit 99.1

The Company’s reported first quarter operating income was $31.9 million, or 23.0% of total revenue. Excluding the gain from the sale of the vascular business, as indicated in the table below, adjusted operating income was $19.4 million, or 14.0% of total revenue.  This was a 26% increase over adjusted operating income of $15.3 million, or 11.9% of revenue, in the prior year.  The increase in adjusted operating income was primarily attributable to the Company’s Spinal Implants & Biologics and International Divisions.

“Orthofix benefitted from its diverse revenue streams in the first quarter, demonstrating continued year-over-year improvement in the Company’s consolidated operating profitability,” said President and CEO Alan Milinazzo.  “We were very pleased with not only the continued improvement in our Spinal Implants & Biologics Division, but also the strong performances of our Spine Stimulation and Orthopedic Divisions.”

Revised Guidance

As a result of the strong operating results in the first quarter, the Company raised its full year 2010 EPS guidance by $0.14, to a new range of $2.38 to $2.42.

Non-GAAP Performance Measures

The tables below present reconciliations of first quarter net income and operating income calculated in accordance with generally accepted accounting principles (GAAP) to non-GAAP performance measures, referred to as “Adjusted Net Income” and “Adjusted Operating Income” that exclude the items specified in the tables.  The Regulation G Supplemental Information Schedule attached to this release includes additional reconciliations between GAAP measures and non-GAAP measures referred to as “Consolidated EBITDA” and “Adjusted Sports Medicine Revenue”.  Management believes it is important to provide investors with the same non-GAAP metrics it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations in order to facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies.  A more detailed explanation of the items in the table below that are excluded from GAAP net income, as well as why management believes the non-GAAP measures are useful to them, is included in the Regulation G Supplemental Information schedule attached to this press release.

Exhibit 99.1

Reconciliation of Non-GAAP Performance Measure

First Quarter Adjusted Net Income	Q110		Q109
	($000's)	EPS	($000's)	EPS

Reported GAAP net income	$17,492	$0.99	$2,879	$0.17

Specified Items:

Gain on sale of vascular business assets	$(9,037)	$(0.51)	---	---
Foreign exchange loss	$146	$0.01	$110	$0.01
Unrealized, non-cash gain on interest rate swap	$(217)	$(0.01)	$(160)	$(0.01)
Strategic investments	---	---	$1,876	$0.11
Reorganization/consolidation costs	---	---	$874	$0.05
Costs associated with proxy contest	---	---	$494	$0.03
Adjusted net income	$8,384	$0.47	$6,073	$0.35

NOTE: Some calculations may be impacted by rounding

Reconciliation of Non-GAAP Performance Measure

First Quarter Adjusted Operating Income	Q110		Q109
	($000's)	% of Rev	($000's)	% of Rev

Reported GAAP operating income	$31,945	23.0%	$10,500	8.1%

Specified Items:

Gain on sale of vascular business assets	$(12,551)	-9.0%	---	---
Strategic investments	---	---	$2,800	2.2%
Reorganization/consolidation costs	---	---	$1,304	1.0%
Costs associated with proxy contest	---	---	$737	0.6%
Adjusted operating income	$19,394	14.0%	$15,341	11.9%

NOTE: Some calculations may be impacted by rounding

Revenue

Total first quarter sales in the Company’s spine sector were up 8% year-over-year, to $71.7 million.  Spine stimulation revenue increased 13%, to $41.9 million, driven by the continued success of the Company’s devices, which include the only FDA-approved stimulator for the cervical spine.  Spinal implants and biologics revenue was $29.8 million, which was 3% higher than the first quarter of 2009.  The year-over-year growth in spinal implants and biologic revenue was primarily due to an increase in U.S. sales of lumbar and cervical spine implant devices, driven mainly by the Company’s recent introductions of the Firebird™ pedicle screw system, Pillar™ SA interbody device, and Ascent™ LE POCT system.  The Company’s biologic revenue from the spinal implants division decreased compared with the prior year, which included the impact of the transition to recording a marketing fee for Trinity® Evolution™ versus previously recording full end user sales for the Company’s prior stem cell-based allograft.  Because the Company does not purchase inventory of Trinity® Evolution™ it does not incur any associated costs of sales.  As such, the gross profit margin for the new allograft is 100% of the recorded revenue, which compares favorably to the gross profit margin of approximately 50% of sales for the prior allograft.

Exhibit 99.1

Reported first quarter revenue in Orthofix’s orthopedic business was $36.2 million, which was an increase of 22%, and represented growth of 16% on a constant currency basis, compared with the prior year.  The constant currency revenue growth was driven primarily by a 22% increase in international sales of the Company’s external fixation, internal fixation and deformity correction devices, including 50% revenue growth in the Company’s Latin American markets.

Sports medicine revenue in the first quarter decreased 3% compared with 2009, to $23.6 million.  The decrease was the result of a 4% decline in bracing products, partially offset by a 4% increase in sales of cold therapy products.  The decrease in total sales included the impact of a revenue recognition change for one distributor, which resulted in the commission expense related to the distributor now being recorded as a reduction of that distributor’s gross sales.  Excluding the impact of this change, sports medicine revenue in the first quarter was flat year-over-year.

Gross Margin

The gross profit margin in the first quarter of 2010 was 76.4%, which was 180 basis points higher than the first quarter of 2009.  The year-over-year improvement is primarily due to an increase in the gross profit margins at the Company’s Spinal Implants & Biologics and Orthopedics Divisions.  The gross profit in the first quarter of 2010 included the impact of a $1.9 million increase in inventory reserves taken in connection with the discontinued domestic Advent™ Cervical disc clinical trial.

Operating Expenses

First quarter sales and marketing (S&M) expenses were 40.5% of total revenue, which was comparable with the first quarter in the prior year.

General and administrative (G&A) expenses in the first quarter of 2010 decreased by 210 basis points year-over-year, to 15.5% of total sales.  The decrease was due primarily to costs incurred in the prior year that did not recur in the first quarter this year, including $1.3 million ($874,000 net of tax, or $0.05 per share) in costs associated with the Company’s reorganization/consolidation plan, and $737,000 ($494,000 net of tax, or $0.03 per share) of costs incurred in connection with a proxy contest.

Research and development (R&D) expenses as a percent of revenue were 5.4% in the first quarter of 2010, compared with 7.0% in the prior year.  R&D expenses in the first quarter of 2009 included $2.8 million ($1.9 million net of tax, or $0.11 per share) in costs associated with strategic investments, including Trinity® Evolution™.

Exhibit 99.1

Other Income and Expenses

First quarter net interest expense was $5.8 million, compared with net interest expense of $6.1 million in the first quarter of the prior year.  The year-over-year decrease reflects a lower outstanding debt balance, partially offset by a higher all-in rate of interest.

During the first quarter, the Company incurred an unrealized, non-cash gain of approximately $345,000 ($217,000 net of tax, or $0.01 per share) which resulted from changes in the fair value of the Company’s interest rate swap.  Mark-to-market adjustments related to this swap are required to be reported in quarterly earnings through the expiration of the swap in June 2011.

The Company also incurred a foreign exchange loss of approximately $231,000 ($146,000 net of tax, or $0.01 per share) in the first quarter primarily due to unrealized, non-cash foreign currency adjustments resulting from a strengthening of the U.S. dollar against various foreign currencies.  A number of Orthofix’s foreign subsidiaries have intercompany and trade accounts payable that are denominated in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies have and are expected to continue to result in foreign exchange gains and losses.

Taxes

The reported tax rate in the first quarter of 2010 was approximately 33%.  This included the impact of the gain on the sale of the vascular division’s assets, which was taxed at a rate of 28%.  The tax rate on the Company’s remaining income was approximately 38%.

Cash and Liquidity

Orthofix’s Consolidated EBITDA, as calculated in accordance with the Company’s amended credit facility, was $38.3 million in the first quarter.  At the end of the first quarter the Company’s leverage ratio, as defined in its amended credit facility, was 2.1, which was below the 2.85 maximum leverage ratio allowed in the amended credit facility.  A reconciliation of reported net income to Consolidated EBITDA is included in the Regulation G Supplemental Information Schedule attached to this release.

Cash flow used in operations in the first quarter of 2010 was approximately $412,000, compared with cash flow from operations of $11.1 million in the prior year.  The decrease in cash flow was due primarily to an increase in accounts receivable during the first quarter of 2010, as well as an increase in restricted cash. The increase in accounts receivable resulted primarily from a higher portion of first quarter 2010 sales occurring during March, whereas a larger portion of sales in the first quarter of the prior year occurred earlier in the quarter.  Restricted cash is held by the Company’s domestic subsidiaries to secure its credit facility, but is available for use in operations and for the repayment of debt.

Exhibit 99.1

The total cash balance of $34.7 million at March 31, 2010 compared with $25.0 million at December 31, 2009.  The cash balance at March 31st reflects the impact of applying the net proceeds of $19 million from the sale of the vascular assets toward the repayment of the Company’s outstanding debt.

Conference Call

Orthofix will host a conference call today at 4:30 PM Eastern time to discuss the Company’s financial results for the first quarter of 2010.  Interested parties may access the conference call by dialing (888) 267-2845 in the U.S., and (973) 413-6102 outside the U.S., and providing the conference ID 87421.  A replay of the call will be available for one week by dialing (888) 332-6854 in the U.S., and (973) 528-0005 outside the U.S., and entering the conference ID 87421.

About Orthofix

Orthofix International, N.V. is a global medical device company offering a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle.  Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and via collaborations with other leading orthopedic product companies.  In addition, Orthofix is collaborating on R&D activities with leading medical institutions such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, The University of Medicine and Dentistry of New Jersey and the National Osteoporosis Institute.  For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers, strategic partners and lenders, changes to and the interpretation of governmental regulations, ongoing litigation matters and governmental investigations of our businesses which could result in civil or criminal liability or findings of violations of law (as further described in the “Legal Proceedings” sections of our annual report on Form 10-K and quarterly reports on Form 10-Q), risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry, credit markets and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions, and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission (SEC).

-Financial tables follow –

Exhibit 99.1

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	Three Months Ended March 31,
	2010	2009

Net sales	$138,823	$128,974
Cost of sales	32,694	32,806
Gross profit	106,129	96,168

Operating expenses
Sales and marketing	56,290	52,264
General and administrative	21,470	22,684
Research and development	7,528	9,087
Amortization of intangible assets	1,447	1,633
Gain on sale of Vascular operations	(12,551)	-
	74,184	85,668

Operating income	31,945	10,500

Other income (expense), net
Interest expense, net	(5,846)	(6,117)
Other expense, net	(330)	(323)
Unrealized non-cash gain on interest rate derivative	345	239
Other expense, net	(5,831)	(6,201)
Income before income taxes	26,114	4,299
Income tax expense	(8,622)	(1,420)
Net income	$17,492	$2,879

Net income per common share - basic	$1.00	$0.17

Net income per common share - diluted	$0.99	$0.17

Weighted average number of common shares outstanding - basic	17,489,315	17,103,543

Weighted average number of common shares outstanding - diluted	17,757,099	17,121,571

Exhibit 99.1

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, U.S. Dollars, in thousands)

	March 31, 2010	December 31, 2009

Assets
Current assets:
Cash and cash equivalents	$18,759	$13,328
Restricted cash	15,963	11,630
Trade accounts receivable, net	134,487	129,777
Inventory, net	88,451	94,624
Deferred income taxes	21,134	20,286
Prepaid expenses and other current assets	32,508	29,849
Total current assets	311,302	299,494

Investments	345	345
Property, plant and equipment, net	37,414	38,694
Patents and other intangible assets, net	45,619	47,628
Goodwill	176,022	185,175
Deferred taxes and other long-term assets	19,124	19,137

Total assets	$589,826	$590,473

Liabilities and shareholders' equity
Current liabilities:
Bank borrowings	$2,049	$2,209
Current portion of long-term debt	3,330	3,332
Trade accounts payable	21,372	23,302
Other current liabilities	59,723	59,210
Total current liabilities	86,474	88,053

Long-term debt	229,305	249,132
Deferred income taxes	6,348	6,115
Other long-term liabilities	4,026	6,904
Total liabilities	326,153	350,204

Shareholders' equity:
Common shares	1,755	1,714
Additional paid-in capital	186,458	177,246
	188,213	178,960
Retained earnings	71,612	54,119
Accumulated other comprehensive income	3,848	7,190
Total shareholders' equity	263,673	240,269

Total liabilities and shareholders' equity	$589,826	$590,473

Exhibit 99.1

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, U.S. Dollars, in thousands)

	Three Months Ended March 31,
	2010	2009

Cash flows from operating activities:
Net income	$17,492	$2,879
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,398	5,217
Amortization of debt costs	54	49
Provision for doubtful accounts	1,716	1,648
Deferred taxes	(1,417)	(93)
Share-based compensation	3,013	2,824
Provision for inventory obsolescence	2,868	1,755
Change in fair value of interest rate swap	(345)	(239)
Gain on sale of Vascular operations	(12,551)	-
Other	489	1,503
Change in operating assets and liabilities:
Restricted cash	(4,353)	(191)
Accounts receivable	(8,407)	(1,686)
Inventories	(66)	(4,060)
Prepaid expenses and other current assets	(2,882)	79
Accounts payable	(1,313)	1,090
Current liabilities	(108)	325
Net cash provided by (used in) operating activities	(412)	11,100

Cash flows from investing activities:
Capital expenditures	(4,353)	(3,536)
Vascular cash proceeds, net of litigation	24,193	-
Net cash provided by (used in) investing activities	19,840	(3,536)

Cash flows from financing activities:
Net proceeds from issue of common shares	4,613	-
Repayments of long-term debt	(19,829)	(12,804)
Repayments of bank borrowings, net	(38)	(1,128)
Cash payment for purchase of minority interest in subsidiary	-	(1,143)
Tax benefit on non-qualified stock options	1,628	-
Net cash used in financing activities	(13,626)	(15,075)

Effect of exchange rate changes on cash	(371)	(266)

Net increase (decrease) in cash and cash equivalents	5,431	(7,777)
Cash and cash equivalents at the beginning of the year	13,328	14,594
Cash and cash equivalents at the end of the period	$18,759	$6,817

Exhibit 99.1

External net sales by market sector
(U.S. Dollars in millions)

	Three Months Ended March 31,
	2010	2009	Reported Growth	Constant Currency Growth

Spine
Stimulation	41.9	37.3	12%	12%
Implants and Biologics	29.8	28.8	3%	3%
Total Spine	71.7	66.1	8%	8%

Orthopedic	36.2	29.6	22%	16%

Sports Medicine	23.6	24.3	-3%	-3%

Other Products	7.3	9.0	-19%	-24%

Total	$138.8	$129.0	8%	6%

Regulation G Supplemental Information Schedule

The information in this schedule is set up in three sections intended to address different aspects of Regulation G.

Section 1 includes a Reconciliation of a Non-GAAP Performance Measure for each non-GAAP metric included in the release to which this supplemental information is attached, except for the reconciliations pertaining to Adjusted Net Income and Adjusted Operating Income for the first quarter of 2010, which are included in the body of the release to which this supplemental information is attached.

Section 2 contains explanations of each of the specified items listed in each Reconciliation of a Non-GAAP Performance Measure included in Section 1 of this Supplemental Information Schedule or in the text of the press release to which the schedule is attached.

Section 3 provides detailed disclosures indicating the reasons management believes our non-GAAP measures are useful.

Exhibit 99.1

Section 1

Consolidated EBITDA
Orthofix International NV

(In thousands)

	Q1 2010	TTM 3/31/10
Orthofix:
Net Income	$17,492	$39,085

Depreciation and Amortization	5,397	22,524
Interest expense	5,919	24,592
Unrealized non-cash gain on interest rate swap	(345)	(1,958)
Tax Expense	8,622	22,751
Share-based compensation	3,013	10,941
LTM EBITDA adjustment related to sale of vascular assets	(1,630)	(6,049)
Product Commercialization Investments	-	2,100
Other Non-Cash Charges	(202)	641

Consolidated EBITDA	$38,266	$114,627

NOTE: For the definition of Consolidated EBITDA please refer to a copy of the credit agreement, dated September 22, 2006, which was filed as Exhibit 10.1 to Orthofix's current report on Form 8-K filed on September 27, 2006, a copy of the first amendment to the credit agreement, dated September 29, 2008, which was filed as Exhibit 10.1 to Orthofix's current report on Form 8-K filed on September 29, 2008, and a copy of the 2nd amendment to the credit agreement, dated February 24, 2010, which will be included as Exhibit 10.21 in Orthofix’s Form 10-Q expected to be filed on or about April 30, 2010.  These documents can be found at the SEC's website at www.sec.gov.

Adjusted 1st Quarter Sports Medicine Revenue			%
($ millions)	Q110	Q109	Change
Reported Revenue	$23.6	$24.2	-2.5%

Impact of change in revenue recognition for distributor	$0.4	---
Pain Therapy revenue		$(0.2)

Adj. Sports Med Rev	$24.0	$24.0	0.0%

Note: The Company's pain therapy business was sold in 2008, so transition revenue in 2009 was excluded for comparative purposes.

Exhibit 99.1

Section 2

Description of First Quarter Specified Items

Adjusted Net Income (1st quarter)
•	Gain on Sale of vascular business assets- reported gain on the previously announced divestiture of the Company’s vascular business assets to Covidien in March 2010.
•
Unrealized, non-cash gain on interest rate swap- resulted from changes in the fair value of the Company’s interest rate swap.  Mark-to-market adjustments are required to be reported in quarterly earnings through the expiration of the swap in June 2011.

•
Strategic investments- costs related to the Company’s strategic investment in the development and commercialization of a new stem cell-based allograft with MTF, and the agreement with IIS related to the development of a pedicle screw system.

•
Foreign exchange loss- due to unrealized, non-cash translation adjustments resulting from a strengthening of the U.S. dollar against various foreign currencies.  A number of Orthofix’s foreign subsidiaries have intercompany and trade accounts payable that are held in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies result in foreign exchange gains and losses.

•	Reorganization/consolidation costs- costs associated with reorganization and facility consolidation plans within various areas of the Company, primarily related to the spinal implants division.
•	Costs associated with proxy contest- legal expenses associated with a proxy contest initiated by one of the Company’s shareholders.

Consolidated EBITDA
•	Depreciation and Amortization- non-cash depreciation and amortization expenses.
•	Interest- interest expense related to outstanding debt.
•
Unrealized non-cash gain on interest rate swap- from changes in the fair value of the Company’s interest rate swap.  Mark-to-market adjustments are required to be reported in quarterly earnings through the expiration of the swap in June 2011.

•	Tax expense- income tax expenses incurred by the Company.
•
LTM EBITDA adjustment related to sale of vascular assets- the last twelve months of EBITDA generated by the vascular division prior to its sale in the first quarter of 2010, which must be excluded from Consolidated EBITDA in accordance with the amended credit facility.

•	Share-based compensation- non-cash equity compensation expenses.
•	Product commercialization investments- costs associated with the Development and Commercialization Agreements with MTF, and the acquisition and development of IP from IIS.

Exhibit 99.1

•
Other non-cash charges- certain non-cash charges including foreign exchange gains and losses, an inventory step up related to an acquisition, the amortization of a prepaid royalty and the portion of the reported gain on the previously announced divestiture of the Company’s vascular business assets that cannot be included in Consolidated EBITDA in accordance with the amended credit facility.

Adjusted Sports Medicine Revenue
•
Impact of Change in Revenue Recognition for Distributor-  the sales and commission expense for one distributor were previously recorded on separate line items on the income statement, but will be netted against each other on the revenue line going forward.

•	Pain therapy revenue- the Company sold its pain therapy business in 2008, so the small amount of remaining revenue in 2009 was excluded to promote a valid comparison with 2010.

Adjusted Operating Income
•	Gain on Sale of vascular business assets- reported gain on the previously announced divestiture of the Company’s vascular business assets to Covidien in March 2010.
•
Strategic investments- costs related to the Company’s strategic investment in the development and commercialization of a new stem cell-based allograft with MTF, and the agreement with IIS related to the development of a pedicle screw system.

•	Reorganization/consolidation costs- costs associated with reorganization and facility consolidation plans within various areas of the Company, primarily related to the spinal implants division.
•	Costs associated with proxy contest- legal expenses associated with a proxy contest initiated by one of the Company’s shareholders.

Section 3

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources. In addition, following the Company's acquisition of Blackstone Medical, and the related increase in Orthofix’s debt, management has increased its focus on cash generation and debt reduction. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash for use in paying down debt.  In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company's business segments. The items excluded from Orthofix’s non-GAAP measures are also excluded from the profit or loss reported by the Company’s business segments for the purpose of analyzing their performance.

Exhibit 99.1

Material Limitations Associated with the Use of Non-GAAP Measures

The non-GAAP measures used in this release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows.  Similarly, equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measures by relying upon its GAAP results to gain a complete picture of the Company's performance.  The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria.  The non-GAAP measures reflect the underlying operating results of the Company’s businesses, excluding non-cash items, which management believes is an important measure of the Company's overall performance. The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making.  Management believes that providing this information enables investors to better understand the performance of the Company's ongoing operations and to understand the methodology used by management to evaluate and measure such performance. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP performance measures.